PRIVATE LABEL MANUFACTURING AGREEMENT

     THIS AGREEMENT made this 14th da of September, 1999, by and between Whole Living, Inc. d/b/a Brain Garden, a corporation organized under the laws of the State of Nevada, having officers at 1185 S. Mike Jense Circle, Provo, Utah 84601 (hereinafter called "Whole Living") and Future 500 Corporation, a Utah corporation, by and trough its subsidiary FoodSolutions, Inc. a Utah corporation, having offices at 1454 W. Business Park Drive, Orem, Utah 84058 (hereinafter called "FoodSolutions"),

WITNESSETH:

     WHEREAS, FoodSolutions is a food processor and has been processing and supplying certain food products for Whole Living; and

     WHEREAS, FoodSolutions and Whole Living desire to enter into an agreement whereby FoodSolutions will continue to process and package certain food products for Whole Living under Whole Living's private label;

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other valuable consideration, the parties hereto agree as follows:

     1. General. FoodSolutions agrees to manufacture and package on behalf of Whole Living and Whole Living agrees to purchase the Products described in Schedule A hereto, which will be updated from time to time, as mutually agreed upon.

     2. Consideration. In consideration for the Product produced by FoodSolutions for Whole Living, Whole Living shall pay FoodSolutions in accord with the terms and conditions set forth in Whole Living's Purchase Order at the prices agreed to between the parties by a separate agreement, except that if such terms and conditions are different from those in this Agreement, the terms and conditions of this Agreement shall apply.
          a. Time of delivery is of the essence and shall be governed by the purchase orders of Whole Living. FoodSolutions agrees to pay a penalty to Whole Living in the amount of 2% of each delivery of Product that is more than 7 days ahead or behind the agreed-upon delivery time for such delivery, subject to the lead times set forth in Schedule A.

     3. Purchasing, Shipment & Delivery. Whole Living will issue its purchase order to FoodSolutions for the Products ordered and FoodSolutions shall then produce the Products ordered and deliver the Products ordered on Whole Living's purchase order within the lead times for production of each of the Products listed on Schedule A.

     4. Payment. Payment for the Products shall be made by Whole Living to FoodSolutions as follows: 25% shall be paid on placement of the purchase order, 50% shall be paid on delivery of the Products and the final 25% shall be net 30 days after receipt of shipment of the Product.

     5.  Specifications.
          a. Unless otherwise agreed to in writing, the Specifications for Products listed on Schedule A hereto, shall be in accord with Whole Living's own formulas for the manufacture of the Products, which formulas have been supplied to FoodSolutions and may be changed by agreement from time to time as necessary.
          b. Whole Living shall have the right to inspect and reject for cause, consistent with good faith standards, Product and packaging supplies.
          c. Specifications, quantities product type, and product mix for the manufacture of certain of Whole Living's Products are proprietary and confidential information, belonging solely to Whole Living, including the Product formulas and concepts and trademarks and nontrademarked product names, and FoodSolutions agrees not to use such formulas, concepts and trademarks and nontrademarked Product names and trade secrets relating thereto for any purpose other than the fulfillment of this Agreement and any extensions, and will not sell product with the same ingredients and a similar appearance to any other person during or after the term of this Agreement. FoodSolutions agrees to keep such information confidential, disclosing it only to those who have a need to know, under a confidential disclosure agreement suitable to Whole Living. FoodSolutions agrees not to use the same ingredients and a similar appearance in any commercial activity, excepting the manufacture of Products for Whole Living. FoodSolutions agrees that at the termination or expiration of this Agreement, all copies of all Specifications shall be made by FoodSolutions or any affiliate, except for one file copy. FoodSolutions shall have the right to not manufacture a product requested by Whole Living if a proposed product conflicts with a product being manufactured for another customer.
          d. Either party may disclose or reveal to the other party proprietary and confidential information, including, but not limited to the Specifications, cost and expense data, manufacturing techniques, standard samples, specifications and other information relevant to the production of Whole Living Products. Any such disclosures shall be subject to the following terms and conditions:
          1) Neither party shall disclose the disclosed information, nor shall access thereto be allowed, to any persons except such employees as are directly involved with production of the Products. All employees so involved shall preserve the confidential nature of the information disclosed.
         2) Each party shall not do or omit to do anything with regard to the disclosed information whereby it may become known to any unauthorized party; at all times proper and appropriate steps shall be taken and maintained by each party to protect the confidentiality of such disclosed information.
          3) Nothing shall be considered to be confidential in the disclosed information which (a) is in the public domain prior to disclosure; (b) is lawfully in one party's possession prior to its receipt from the other; (c) becomes part of the public domain through no fault of the receiving party; or
(d) is required to be disclosed by a court or governmental authority, provided that the party requested to disclose the disclosed and confidential information gives the other party advance written notice of the intended disclosure and uses its best efforts to obtain confidential treatment by the authority to whom the disclosure is made.
          4) All documents containing the disclosed and confidential information required to be maintained in confidence under this Agreement, shall remain the property of the disclosing party, and all such documents and copies thereof shall be returned to the disclosing party upon the request of the disclosing party, except, that the receiving party may keep one copy of any such document in the files of its legal department for record purposes only. Documents prepared by the receiving party using such disclosed and confidential information need not be returned, but shall, upon the disclosing party's request, be destroyed, except for one record copy for the legal department's file.
          5) With respect to manufacturing techniques, it is expressly acknowledged and understood that FoodSolutions has designed, developed, and implemented the proprietary processes or the production of Whole Living Products. No disclosure of such information shall be made by Whole Living to another party regardless of purpose without prior written authorization of FoodSolutions.

     6. Quality Control. Quality control procedures shall be taken by FoodSolutions as follows:
          a. FoodSolutions shall have personnel who shall monitor the manufacture, processing, and packaging of the Products under this Agreement for quality, compliance with the Specifications, sanitation and product safety, to the satisfaction of Whole Living.
          b. FoodSolutions shall set aside 2 samples from each product run of 4,000 pieces or more, one of which shall be retained by FoodSolutions for future testing for a period of 2 years from the date of production and the other sample shall be submitted to an independent laboratory of testing and analysis for toxic or harmful organisms, bacteria, toxicity, mold, botulism and any other content harmful to humans and a report will be provided to Whole Living on a monthly basis commencing within 30 days after the date of this Agreement, but if any harmful content is found, Whole Living shall be notified immediately.
          c. Whole Living shall have the right at any time, without notice, to inspect the production facilities of FoodSolutions and all of its outside suppliers on reasonable notice, a reasonable number of visits, during normal business hours.

     7.  Insurance, Risk of Loss.

          a. FoodSolutions hereby warrants to Whole Living that it shall neither encumber, cause to be encumbered, or allow any third party in any way encumber Products or packaging supplies belonging to Whole Living.
          b. Title to the Product shall pass to Whole Living when the Product is delivered to Whole Living. However, should Whole Living's representative reject any of the Product for cause, title will revert to FoodSolutions. "Cause" for purposes of this Agreement shall mean a material deviation from the specifications or sample used at the time of the initial order, including torn bags, visible damage.
          c. Risk of loss to Product in all cases shall remain with FoodSolutions until FoodSolutions delivers the Product to Whole Living and the product is accepted by Whole Living in the event of a dockside pickup or delivery to Whole Living for pickup by its own trucks. Following either of these occurrences, excluding FoodSolutions' negligent or wrongful acts or omissions and manufacturing defects, FoodSolutions shall be relieved of risk of loss.
          d. During the time in which risk of loss remains with FoodSolutions, FoodSolutions shall procure an insurance policy equal to the value of the shipment. Such insurance coverage shall include any loss to Whole Living's Product which is shipped on FoodSolutions' own carriers. Further, FoodSolutions shall evidence to Whole Living that FoodSolutions has $1 million in product liability insurance to protect Whole Living's interests as they may appear under this Agreement.

     8. Government Intervention. In the event of a Product Recall of any Whole Living Product manufactured hereunder, FoodSolutions agrees to provide Whole Living all requested production information which can reasonable be made available relating to such Products.

     9.  Indemnification-FoodSolutions.
          a. FoodSolutions agrees to hold Whole Living harmless and indemnify it against liability and damages, including all costs any attorney's fees, resulting from damage caused by the Product package by FoodSolutions under this Agreement. FoodSolutions' hold harmless and indemnification obligations shall be limited to those claims which pertain to manufacturing defects and to Product which is contaminated at the time of delivery to Whole Living. FoodSolutions agrees to notify Whole Living in the event a product should be or may be required to be recalled, and shall assist and cooperate with Whole Living in carrying out any recall of Product for which FoodSolutions may have some responsibility.

           b. FoodSolutions' hold harmless and indemnification obligations under
Section 7(a) above shall be conditioned upon Whole Living's timely notification to FoodSolutions of any third party claim or action against Whole Living which might result liability for which FoodSolutions has hereto agreed to hold harmless and indemnify.

     10.  Indemnification-Whole Living.
          a. Whole Living agrees to hold FoodSolutions harmless and indemnify it against liability and damages, including all costs and attorney's fees, resulting from damage caused by Whole Living's Specifications for products or for selling the Products for use beyond their shelf life.
          b. Whole Living's hold harmless and indemnification obligations under this Section 10 shall be conditioned upon FoodSolutions' timely notification to Whole Living of any third party claim or action against FoodSolutions which might result in such liability for which Whole Living has hereto agreed to hold harmless and indemnify.

     11. Warranty-FoodSolutions. FoodSolutions warrants and represents that it has received or is in the process of obtaining all required approvals for manufacture and processing of the Product, including the National Institute for Banking and that it is in substantial compliance with and is actively in process of obtaining approvals under and will have passed and will continue to be able to pass the AIB inspections and any other similar government and industry required inspections. FoodSolutions warrants and represents that all of the Product will be human food grade quality, and shall be free from any and all toxic chemicals, pesticides and herbicides, as required to meet applicable FDA standards. FoodSolutions shall purchase organic produce as ingredients whenever reasonable possible when pricing of such products meets commercial pricing. All foreign products shall also comply with all applicable standards under this Agreement. FoodSolutions warrants that no Products sold to Whole Living under this Agreement will be adulterated or misbranded within the meaning of the Federal Food, Drug or Cosmetic Act or any amendments thereto or otherwise in violation of any statute, law, ordinance or regulation of the United States Department of Agriculture or any state or local governing body. However, FoodSolutions does not warrant against Product becoming adulterated or misbranded within the meaning of said Act after shipment by reason of causes beyond FoodSolutions' control. Further, FoodSolutions' liability for misbranding under Whole Living's labels shall be limited to that resulting from the failure of Product to conform to labels designed for use by Whole Living. Each shipment 4000 pounds or more of all finished Products shall be preceded by, accompanied by, or followed within two weeks by a Certificate of Manufacture, Certificate of Origin and Certificates of Analysis on all finished Product and where reasonably possible, on a ingredients.

     12. Shelf Life. The parties will cooperate with each other regarding development of an analysis of shelf life for the product with a goal of having the product have a shelf life of 9 months after delivery to Whole Living. The Products should have a shelf life of not less that 6 months.
     13. Labeling and Printing Plates. FoodSolutions agrees to assist Whole Living to comply with all applicable labeling requirements under federal and state law. FoodSolutions agrees that upon termination of this Agreement, that it will deliver to Whole Living all Products printing plates and labels in its possession, upon payment by Whole Living for all Products plates, which is attached hereto as Schedule C.

     14. Governing Law. This Agreement shall be governed and construed in accord with the laws of the State of Utah.

     15. Term. The term of this Agreement shall be one (1) year from the date written above. This Agreement shall be automatically renewed for additional one year terms unless written notice of nonrenewal is given by one party to the other thirty (30) days before the expiration of the Agreement, however, it may be terminated immediately for cause in the event of a material breach of this Agreement, and it may be terminated on 30 days notice upon default which has not been cured within such 30 day notice period. Cause ( a material breach) shall include the shipment of Product, the majority of which does not meet the Specifications which have been established and agreed to. Upon termination of this Agreement other that for cause brought about by FoodSolutions, which has not been cured within 30 days, Whole Living shall, at the option of FoodSolutions, purchase any unused inventory of Products meeting the standardsof quality established by this Agreement for such Products, and shall also purchase any labels, packaging and the printing plates then currently being used, failing which, within a reasonable time, notwithstanding any other provisions of this Agreement, FoodSolutions shall have the right to dispose of such inventory, packaging and plates in any commercially reasonable manner.

     16. Force Majeure. Should FoodSolutions be prevented or delayed in the performance of obligations pursuant to this Agreement by reason of acts of God, strikes, lockouts, picketing, wars, explosions, or any other cause, whether or not of the kind enumerated herein, and not with the reasonable control of the party affected, such party's duty of performance shall be delayed until such events subside, or the parties otherwise modify such duty. In the event such Force Majeure continues, the parties shall endeavor to perform their obligations to the best of their ability.

     17. Guarantee. Furture 500 Corporation has assigned all of its rights to enter into this Agreement to its wholly-owned subidiary FoodSolutions and guarantees to Whole Living that all of the obligations of FoodSolutions under this Agreement will be fulfilled.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the date firse above written.

Whole Living, Inc.                         FoodSolutions, Inc.

By /s/ Bruno Vassel III                    By /s/ David J. Card
-----------------------                    --------------------
Name: Bruno Vassel III                     Name: David J. Card
Title:  C.O.O.



Future 500 Corporation


By /s/ Erick Mosteller
----------------------
Name: Erick Mosteller
Title: President and CEO